EXHIBIT A

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

MONTANA MINING CORP.

Pursuant to Section 78.320 of the Nevada Revised Statutes, the undersigned, desiring to amend the Articles of Incorporation (dated the 7th of December 1999 and amended on the 18th of July 2002 and the 20th of August 2004, referred to herein as the “Articles”) of Montana Mining Corp. (the “Company”), does hereby sign, verify, and deliver to the Office of the Secretary of State of Nevada this Articles of Amendment.

The following amendments to the Articles were adopted by unanimous consent of the Company’s board of directors on the 30th of June 2011 and a majority of the Company’s stockholders on the 30th of June 2011.

This amendment deletes the first article of the Articles in its entirety, providing for a new first article as follows:

“FIRST.  The name of the corporation shall be ParkVida Group, Inc.”

This amendment deletes the title of the Articles in its entirety, providing for a new title as follows:

“Articles of Incorporation of ParkVida Group, Inc.”

This amendment deletes the fourth article of the Articles in its entirety, providing for a new fourth article as follows:

“FOURTH.  The stock of the corporation consists of Common Stock in the amount of Two Hundred and Fifty Million (250,000,000) shares having par value of $0.001 each and Preferred Stock in the amount of Five Million (5,000,000) shares having par value of $0.001 each. There shall be no cumulative voting by shareholders. The description of the Preferred Stock with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, and qualifications and rights thereof shall be set by the board of directors.”

The number of shares of the Company outstanding at the time these amendments to the Company’s Articles were adopted was 23,676,843 and the number of shares entitled to vote thereon was 23,676,843. The number of shares which voted for such amendments was 17,130,525. The number of votes cast for the amendments by those stockholders holding a majority of the Company’s voting common stock was sufficient for approval of same.

The amendments to the Articles will be effective subsequent to the filing of this Articles of Amendment with the Nevada Secretary of State.

Dated June 30, 2011

Ruairidh Campbell

Chief Executive Officer and Director